UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Proxy Statement

DUNE ENERGY, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

DUNE ENERGY, INC.

Two Shell Plaza, 777 Walker Street, Suite 2300

Houston, Texas 77002

October [*], 2009

TO OUR STOCKHOLDERS:

You are cordially invited to attend a Special Stockholders’ Meeting to be held at the Company’s corporate offices, located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002, on Monday, November 30, 2009, at 9:00 a.m. local time.

We have attached a Notice of Special Meeting of Stockholders and Proxy Statement that discuss the matters to be presented at the meeting. The specific proposals to be considered and voted upon at the special meeting are summarized in the Notice of Special Meeting of Stockholders and described in more detail in this Proxy Statement.

You are welcome to attend the Special Meeting in person. Whether or not plan to attend, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If for any reason you desire to revoke your proxy, you can do so at any time before it is voted.

James A. Watt

President and Chief Executive Officer

DUNE ENERGY, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE	• Monday, November 30 , 2009, at 9:00 a.m. Central Time

PLACE	• Our corporate offices, located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002

PURPOSES

•     To ratify and approve an amendment to our Certificate of Incorporation to effect a reverse stock split of our outstanding shares of common stock at a ratio of 1-for-5; and

•     To ratify and approve an amendment to our 2007 Stock Incentive Plan to increase the number of shares of the common stock of Dune Energy, Inc. that may be issued under the plan from 7.0 million shares to 16.0 million shares, which number of shares shall be subject to the reverse stock split if approved by our stockholders.

RECORD DATE	• You can vote if you were a stockholder of record at the close of business on October 2, 2009

By order of the Board of Directors,

Richard M. Cohen

Secretary

October [*], 2009

Houston, Texas

DUNE ENERGY, INC.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE SOLICITATION

We are sending you these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Dune Energy, Inc. (NYSE AMEX: DNE) of proxies to be used at Dune’s special meeting of stockholders (the “Special Meeting”) to be held on November 30, 2009, and at any adjournment or postponement of the meeting. “We”, “our”, “us”, the “Company” and “Dune” all refer to Dune Energy, Inc. The proxy materials are first being mailed on or about October [*], 2009.

Who may vote

You will be entitled to vote at the Special Meeting only if our records show that you held your shares of our common stock on October 2, 2009 (the “Record Date”). At the close of business on the Record Date, a total of 171,004,860 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

If your shares are held by a broker, bank, trustee or other nominee, it will send you instructions that you must follow to have your shares voted at the Special Meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

If you sign the proxy card of your broker, bank, trustee or other nominee but do not provide instructions, your shares will not be voted unless your broker, bank, trustee or other nominee has discretionary authority to vote. When a broker, bank, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a “broker non-vote.” The NYSE Amex, upon which exchange our common stock trades, permits brokers to have discretionary authority to vote the shares of a beneficial owner in the proposed amendment of our certificate of incorporation to effect a reverse stock split (Proposal One). The exchange does not, however, permit brokers to vote the shares of a beneficial owner in the proposed amendment to the 2007 Stock Incentive Plan (Proposal Two) absent specific instructions from the beneficial owner how to vote such shares.

Based upon the foregoing, unless you otherwise direct in your proxy, the individuals named in the proxy card will only vote the shares represented by such proxy FOR the proposed amendment of our certificate of incorporation to effect a reverse stock split described herein (Proposal One) and to be considered at the Special Meeting.

How to revoke your proxy

You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

•	by giving notice of revocation at the Special Meeting.

•	by delivering to the Company Secretary at our executive offices, on or prior to the Special Meeting, written instructions revoking your proxy.

•	by delivering to the Company Secretary at our executive officers, on or prior to the Special Meeting, an executed proxy bearing a later date.

•	by voting in person at the Special Meeting.

Attendance at the Special Meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the Special Meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our Board.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

How votes will be counted; Quorum

The Special Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Special Meeting in person or by proxy. If you have returned a valid proxy or attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker “non-votes” are counted in determining whether a quorum is present.

If a quorum is not present at the Special Meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the Special Meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

Delaware law provides that the amendment to our certificate of incorporation effecting the reverse stock split must be approved by a majority of the outstanding stock entitled to vote at the Special Meeting. Delaware law and our bylaws provide that, on all other matters, (other than the election of directors and except to the extent otherwise required by our certificate of incorporation or applicable law) the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required for approval. Therefore, the amendment to our certificate of incorporation effecting the reverse split (Proposal One) must be approved by a majority of our total outstanding stock, whereas the ratification and approval of the amendment to our 2007 Stock Incentive Plan, referred to as the 2007 Plan in this proxy statement (Proposal Two), requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, including the proposed amendment to the 2007 Plan, although they may vote their clients’ shares on the proposed amendment to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-5. Broker non-votes are not counted for the purposes of obtaining a quorum for the Special Meeting, and, in tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote. Thus, assuming that a quorum is obtained, broker non-votes will not affect the vote regarding the proposed amendments to the 2007 Plan because such proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting; however, broker non-votes will have the effect of making it more difficult for us to obtain the number of affirmative votes required to adopt the reverse stock split because the amendment to our certificate of incorporation effecting the same must be approved by a majority of our outstanding shares. Accordingly, if you hold shares in street name and do not provide your broker with voting instructions, it will have the same effect as a vote against the proposed reverse stock split. Abstentions are counted as “shares present” at the meeting for purposes of determining the presence of a quorum and with respect to any matters being voted upon at the meeting. Abstentions will operate to prevent the approval of such proposal to the same extent as a vote against such proposal.

Cost of this proxy solicitation

We will pay the cost of the proxy solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by (i) each of our current directors and executive officers, as well as persons who served as executive officers during our 2008 fiscal year but not presently (the current executive officers and those serving during 2008, collectively, the “Named Executive Officers”); (ii) each person who, to our knowledge, beneficially owns more than 5% of outstanding shares of our common stock; and (iii) all of our current directors and executive officers as a group:

Name of Beneficial Owner(1)	Amount(2)		Percent of Class
Alan D. Gaines (Chairman of the Board)	6,790,264	(3)(4)	3.9%
James A. Watt (President, Chief Executive Officer and Director)	4,852,235	(5)	2.8%
Frank T. Smith, Jr. (Senior Vice President and Chief Financial Officer)	1,299,000	(6)	*
Hal L. Bettis (Senior Vice President and Chief Operating Officer)	274,000	(7)	*
Steven J. Craig (Senior Vice President of Administration)	149,000	(8)	*
Amiel David (Senior Advisor to Board)	2,393,710	(9)(10)	1.4%
Steven Barrenechea (Director)	237,500	(11)(12)	*
Alan D. Bell (Director)	646,356	(12)(13)(14)	*
Richard M. Cohen (Director and Secretary)	367,185	(12)(15)	*
William E. Greenwood (Director)	494,773	(12)(16)	*
Steven M. Sisselman (Director)	519,400	(12)(15)(17)	*
UBS AG(18)	58,890,228	(19)	25.6%
Itera Holdings BV(20)	35,464,397		20.7%
Whitebox Advisors, LLC(21)	11,920,652	(22)	6.5%
Natural Gas Partners VII, LP(23)	10,055,866	(23)	5.9%
All Officers & Directors as a Group (10 persons)	15,629,713	(3)-(8),(11)-(17)	9.1%

*	Indicates ownership of less than 1%.

(1)	Unless otherwise indicated, the address of the beneficial holder is c/o Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002.

(2)	Under Rule 13d-3 promulgated by the Securities and Exchange Commission (“SEC”), a person is deemed to be the beneficial owner of securities if one has the power to vote or direct the voting of such securities or has the power to dispose or direct the disposition of such securities. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days. For purposes hereof, each beneficial owner’s percentage ownership is determined by assuming that options, warrants and derivative securities that are held by such person (but not held by any other person), and which are exercisable or convertible, as applicable, within 60 days from the Record Date, have been exercised or converted. At the Record Date, an aggregate of 171,004,860 shares of common stock were outstanding.

(3)	Includes 625,000 shares underlying a stock option granted May 12, 2005, with an exercise price of $2.44 per share.

(4)	Includes voting power with respect to 209,334 unvested shares of common stock awarded under our 2007 Stock Incentive Plan (the “2007 Plan”) on August 1, 2008, which shares vest in equal installments on August 1, 2010 and 2011.

(5)	Includes voting power with respect to (i) 209,334 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011, (ii) 1,000,000 unvested shares of common stock awarded pursuant to a Restricted Stock Agreement dated April 17, 2007, which shares vest on April 17, 2010 and (iii) 1,250,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Watt dated October 1, 2009, of which 837,500 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 412,500 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.

(6)	Includes voting power with respect to (i) 50,000 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010, (ii) 99,334 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011 and (iii) 1,000,000 unvested shares of common stock awarded pursuant to certain employment and restricted stock agreements with Mr. Smith dated October 1, 2009, of which 670,000 shares vest in three equal installments on each of September 30, 2010, 2011 and 2012, and of which 330,000 shares vest in accordance with certain performance-based criteria set forth in the aforementioned agreements.

(7)	Includes voting power with respect to (i) 83,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010 and (ii) 99,334 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011.

(8)	Includes voting power with respect to (i) 33,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010 and (ii) 62,667 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011.

(9)	Includes (i) 250,000 shares underlying a stock option granted on February 15, 2005, (ii) 500,000 shares underlying a stock option granted May 12, 2005 and (iii) 200,000 shares underlying a stock option granted January 24, 2007.

(10)	Mr. David retired from the Company in March 2009.

(11)	Includes (i) 25,000 shares underlying a stock option granted on December 15, 2004; (ii) 50,000 shares underlying a stock option granted on October 28, 2005 and (iii) 50,000 shares underlying a stock option granted on January 24, 2007.

(12)	Includes voting power with respect to (i) 13,334 unvested shares of common stock awarded on December 17, 2007 under the 2007 Plan, which shares vest in equal installments on each of December 17, 2009 and 2010 and (ii) 23,334 unvested shares of common stock awarded under the 2007 Plan on August 1, 2008, which shares vest in equal installments on each of August 1, 2010 and 2011.

(13)	Includes voting power with respect to an aggregate of 494,348 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, which shares vest one year from the date of their respective grant.

(14)	Excludes 5,000 shares of common stock held by The Rosalyn Broadfoot Bell Generation Skipping Trust, which shares Mr. Bell expressly disclaims beneficially ownership for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(15)	Includes (i) 50,000 shares underlying a stock option granted on October 28, 2005 and (ii) 50,000 shares underlying a stock option granted on January 24, 2007.

(16)	Includes voting power with respect to an aggregate of 401,864 unvested shares of common stock received in lieu of Board fees earned for the fiscal quarters ended December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, which shares vest one year from the date of their respective grant.

(17)	Includes voting power with respect to an aggregate of 305,490 shares of common stock granted in lieu of Board fees earned for the fiscal quarters ended December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, which shares vest one year from the date of their respective grant.

(18)	Beneficial Owner’s address is Bahnhofstrasse 45, C-8001, Zurich, Switzerland.

(19)	Represents shares underlying shares of our 10% Senior Redeemable Convertible Preferred Stock (the “Preferred Stock”) and assumes a conversion ratio of 1 share of Preferred Stock converting to 571.43 shares of common stock and a make-whole premium of 221 shares of common stock for each 1 shares of Preferred Stock converted, in each case, as of May 9, 2008. Information based upon the Schedule 13D of beneficial owner filed with the SEC on May 23, 2008.

(20)	Beneficial Owner’s address is 9995 Gate Parkway, Jacksonville, FL 32246. Information based upon the Schedule 13D of beneficial owner filed with the SEC on July 4, 2004.

(21)	Beneficial Owner’s address is 3033 Excelsior Boulevard, Suite 300, Minneapolis, MN 55416.

(22)	Includes shares of our common stock and shares underlying our Preferred Stock deemed beneficially owned by Whitebox Advisors, LLC, as the investment adviser for various funds which directly or indirectly own Preferred Stock, including Whitebox Combined Partners, LP, Whitebox Hedged High Yield Partners, LP and Whitebox Convertible Arbitrage Partners, L.P., as of June 30, 2009, as reported on Schedule 13-F Holding Report filed with the SEC by holder on August 3, 2009. Excluded are shares of our common stock issuable, at our option, under the Preferred Stock pursuant to the “make-whole conversion premium” as of the date of conversion. Based on the relationships described above, the entities named therein may also be deemed to constitute a “group” within the meaning of Rule 13d-5(b)(1) under the Exchange Act; however, this statement shall not be construed as an admission that Whitebox Advisors, LLC and any of the above-named funds are a group, or have agreed to act as a group. Each joint filer disclaims beneficial ownership of these securities except to the extent of any direct pecuniary interest therein, and this report shall not be deemed to be an admission that any such joint filer is the beneficial owner of these securities for purposes of Section 16 or for any other purpose.

(23)	Beneficial Owner’s address is 125 E. John Carpenter Fwy, Ste. 600, Irving, TX 75062. Information based upon the Schedule 13D of beneficial owner filed with the SEC on May 25, 2007.

Certain Relationships and Related Party Transactions

As of the Record Date, our principal stockholder Itera Holdings BV (“Itera”) held 35,464,397 shares of our common stock, constituting 20.7% of our outstanding common stock on that date. Steven Sisselman, a member of our current Board is an affiliate of Itera.

On May 15, 2007, we discharged, in full, all of our prior obligations to Itera, under that Amended and Restated Term Loan Agreement dated as of August 31, 2006 and evidenced by that certain Amended and Restated Subordinated Convertible Note of even date therewith in the outstanding aggregate principal amount of $25 million.

In April 2006, we entered into a contract with Itera Rig, LLC to provide a drilling rig exclusively for our use. Itera Rig LLC is an affiliate of Itera. The contract was for an initial two year term, commencing September 2006, with an extension clause. The fixed day rate was based on current market rates. The contract was terminated in April 2008.

Policies and Procedures Regarding Related Party Transactions

A “Related Party Transaction” is any transaction, arrangement or relationship where the Company is a participant, the Related Party (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year. “Related Party” includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of the Company’s voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

When reviewing and approving the terms and conditions of all related party transactions, members of our Board other than the Related Party will consider all relevant facts and circumstances available to it to determine whether such related party transaction is in, or is not inconsistent with, our best interests, including, without limitation, (a) the extent of the Related Party’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not Related Parties; (d) the benefit to the Company; and (e) the aggregate value of the transaction. In accordance with our Audit Committee charter, all related party transactions must be submitted to our Audit Committee.

There have been no transactions since January 1, 2008 which required review, approval or ratification by our Board as a Related Party Transaction.

PROPOSAL ONE

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO EFFECT REVERSE STOCK SPLIT

OF OUTSTANDING SHARES OF COMMON STOCK AT A RATIO OF 1-FOR-5

General

We are requesting that our stockholders vote in favor of approving a new amendment to our Certificate of Incorporation (as amended, “Certificate of Incorporation”) to effect a reverse split of our outstanding common stock at a ratio of 1-for-5, with any resulting fractional shares to be rounded up to the nearest whole (the “Reverse Stock Split”). There will be no change in the number of shares of common stock that we are authorized to issue under our Certificate of Incorporation. Such amendment was approved by our Board on October 1, 2009.

By reducing the number of outstanding shares of common stock, the Reverse Stock Split is intended to: (i) increase the per share trading price of our common stock so that it will remain suitable for auction market trading and bring us into compliance with the continued listing standards under the rules of the NYSE Amex, on which exchange our common stock is listed under the symbol “DNE,” and (ii) increase the number of unissued shares of common stock available for issuance under our Certificate of Incorporation, which will enable us to meet our obligations upon the exercise or conversion of outstanding convertible securities and to provide future flexibility should we wish to fund our growth and operations through the issuance of equity.

The Reverse Stock Split would not change the number of authorized shares of common stock or the par value of our common stock. Except for any changes as a result of the treatment of fractional shares, each holder of our common stock will hold the same percentage of common stock outstanding immediately after the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

The table below shows the number of shares of our common stock authorized and the number of shares of our issued and outstanding common stock before the implementation of the proposed Reverse Stock Split as of the Record Date and subsequent to its implementation, giving effect to the proposed Reverse Stock Split.

	Before Reverse Stock Split	After Reverse Stock Split
Authorized Common Stock:	300,000,000	300,000,000
Outstanding Common Stock:	171,004,860	34,200,972
Common Stock Available for Issuance	128,995,140	265,799,028

If it is approved by the stockholders, we intend to file a Certificate of Amendment (in the form of Exhibit A attached hereto) with the Delaware Secretary of State effecting the Reverse Stock Split as soon as practicable after we provide a 10-day advance notice of the Reverse Stock Split to the Financial Industry Regulatory Authority, or FINRA, pursuant to Rule 10b-17 of the Exchange Act. Accordingly, we anticipate the Reverse Stock Split to be effectuated on or around December 11, 2009. Our Board, however, reserves the right to delay or abandon the proposed Reverse Stock Split at any time before the filing of the Certificate of Amendment with the Delaware Secretary of State.

Votes Required

Delaware law requires the affirmative vote of a majority of our common stock outstanding to amend our certificate of incorporation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION AND APPROVAL OF THE PROPOSED AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING SHARES OF COMMON STOCK AT A RATIO OF 1-FOR-5, WITH ANY RESULTING FRACTIONAL SHARES BEING ROUNDED UP TO THE NEAREST WHOLE SHARE.

Considerations; Purposes of the Reverse Stock Split

On September 3, 2009, the NYSE Amex LLC (the “Exchange”), advised us that it would be appropriate for us to effect a reverse stock split to address the low price at which our common stock is currently trading on the NYSE Amex. As noted by the Exchange in its correspondence to us, our common stock has consistently traded below $0.25 over the last four months, raising potential concerns of its suitability for auction market trading under the exchange. On the Record Date, the closing price of our common stock was $0.14 per share. The Exchange further advised us that the failure to effect a reverse stock split within a reasonable time could result in trading of our common stock being suspended, or delisted from NYSE Amex. In theory, the Reverse Stock Split should have a multiplier effect upon the market price per share equal to the reverse stock ratio. However, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that the market price per new share of our common stock after the proposed Reverse Stock Split will increase in proportion to the reduction in the number of old shares of our common stock outstanding before the proposed Reverse Stock Split

Another important purpose served by the proposed Reverse Stock Split is to make immediately available out of our existing authorized common stock, sufficient additional shares to meet our future corporate needs and, in particular, to enable us to satisfy our obligations with respect to the issuance of shares of our common stock upon conversion of our outstanding shares of 10% Senior Redeemable Convertible Preferred Stock (“Preferred Stock”). To date, approximately 69,000 aggregate shares of Preferred Stock have converted into approximately 85.3 million shares of common stock. As set forth in the Certificate of Designations governing the Preferred Stock, each outstanding share of Preferred Stock is presently convertible into (i) approximately 571.4 shares of our common stock, based upon a conversion price of $1.75, plus (ii) an additional number of shares of our common stock pursuant to a “make-whole” conversion amount equal to the present value of quarterly dividends payable thereunder through June 2010, calculated at the then Treasury Rate plus 50 basis points. Based upon the foregoing, in the event that holders of the 204,703 shares of Preferred Stock outstanding as of the Record Date elect to convert, we would be required to issue approximately 200 million aggregate shares of common stock. Because we already have 171 million shares outstanding, the potential issuance of such additional shares of common stock upon conversion of our Preferred Stock would exceed the 300 million shares of common stock that we are authorized to issue under our Certificate of Incorporation. However, upon the effectiveness of the Reverse Stock Split, the Certificate of Designations provides that both the conversion price and the “make-whole” conversion amount payable in shares of common stock would be adjusted for the Reverse Stock Split, thereby reducing to approximately 40 million shares, the total amount of common stock which would be issuable upon conversion of all outstanding shares of Preferred Stock as of the Record Date.

In addition to meeting our on-going obligations with respect to the Preferred Stock, the Board believes that the increase in the authorized shares of common stock available for issuance resulting from the Reverse Stock Split will provide us with flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. This may facilitate future capital raising needs and acquisitions of companies or assets. While we constantly evaluate the market for opportunities, except as contemplated by Proposal Two below with respect to the proposed increase in the number of shares of common stock to be reserved under the 2007 Plan, we do not have any present plan, understanding, arrangement, commitment or agreement regarding the issuance of any of the shares of common stock included in the proposed increase.

The Reverse Stock Split may also have additional beneficial effects. A higher stock price, which we would expect as a result of the Reverse Stock Split, could increase the interest of the financial community in our common stock and broaden the pool of investors that may consider investing in our common stock, potentially increasing the trading volume and liquidity of our common stock. As a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The Board believes that the potential anticipated higher market price resulting from a Reverse Stock Split may enable institutional investors and brokerage firms with such policies and procedures to invest in our common stock.

Possible Disadvantages Of Reverse Stock Split

Although the Reverse Stock Split is designed to improve the price level of the Company’s common stock in response to the Exchange’s concerns, and while our Board believes that our common stock would trade at higher prices after the consummation of the Reverse Stock Split, the effect of the Reverse Stock Split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price per share of our common stock prior to the Reverse Stock Split times the reverse stock split ratio. The market price of our common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split.

In addition, the fewer number of shares that will be available to trade might cause the trading market of our common stock to become less liquid, which could have an adverse effect on the price of our common stock. The liquidity of our common stock may also be adversely affected by the increase in the number of stockholders who own “odd lots,” which consist of blocks of fewer than 100 shares. Stockholders who hold odd lots may be required to pay higher brokerage commissions when they sell their shares and may have greater difficulty in making sales. The market price of our common stock will also be based on our business and results of operations, which are unrelated to the number of shares of our common stock outstanding. Our business and results of operations are subject to the risks and uncertainties described from time to time in our periodic reports filed with the SEC.

Since the number of our unissued shares of common stock available for issuance will be approximately 266 million after giving effect to the Reverse Stock Split, the issuance in the future of such additionally available shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the outstanding shares of common stock at the time of any such future issuance.

The Board believes that the potential advantages of the proposed Reverse Stock Split outweigh any such disadvantages that might result.

Effective Date; Effect of Reverse Stock Split

Except as explained below with respect to fractional shares, upon our filing of a Certificate of Amendment with the Delaware Secretary of State following the 10-day advance notice of the Reverse Stock Split to FINRA to effect the Reverse Stock Split shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the stock split ratio of 1-for-5.

The Reverse Stock Split will be effected simultaneously for all of our common stock and the ratio will be the same for all of our common stock, affecting all of our stockholders uniformly. With the exception of the reduction in the number of shares issued and outstanding as a result of the Reverse Stock Split, the rights, preferences and terms of the shares of common stock prior and subsequent to the reverse split will remain the same. Our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects after the Reverse Stock Split. No stockholder’s percentage ownership of our common stock will be altered except for the effect of the treatment afforded fractional shares (see below

“Procedure for Effecting Reverse Stock Split”). The Reverse Stock Split will not, however, change the total number of shares of common stock authorized under our Certificate of Incorporation.

The Company will continue to be subject to the periodic reporting requirements of the Exchange Act. The Company’s common stock is currently registered under Section 12(g) of the Exchange Act and as a result, is subject to periodic reporting and other requirements. The proposed Reverse Stock Split will not affect the registration of the Company’s common stock under the Exchange Act. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Upon effectiveness of the Reverse Stock Split:

•	Every five (5) shares of our common stock owned by a stockholder before the Reverse Stock Split would be exchanged for one (1) share of our common stock;

•	Fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share;

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Proportionate adjustments (based on the reverse stock split ratio) will be made to the per share exercise price or conversion price, as the case may be, and the number of shares issuable upon the exercise of all outstanding options and warrants or issuable upon the conversion of all outstanding convertible instruments, including the Preferred Stock, as applicable, entitling the holders thereof to purchase or receive shares of our common stock at approximately the same aggregate price to be paid or rate to be converted at for such options, warrants and convertible instruments, as the case may be, upon exercise of such options or warrants or conversion of such convertible instruments immediately preceding the Reverse Stock Split;

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Proportionate adjustments (base on the reverse stock split ratio) will be made to the number of shares of common stock reserved and available for issuance under our existing equity incentive plans, including the 2007 Plan, the number of shares of common stock for which awards thereunder may be granted to any one individual, as well as the number of shares of common stock that may be acquired pursuant to any awards and the price (including the exercise price) for each share of common stock subject to any outstanding awards; and

•

The number of shares of our common stock authorized under our Certificate of Incorporation will not be effected, and remain at 300,000,000 shares; provided, however, that because of the reduction in the number of shares of common stock issued and outstanding by reason of the Reverse Stock Split, the number of shares of common stock available for issuance will increase to approximately 266,000,000 shares.

Procedure for Effecting Reverse Stock Split

Filing of Certificate of Amendment. If our stockholders approve this proposal, and the Board subsequently elects to effect the Reverse Stock Split, we will file the Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable after we provide a 10-day advance notice of the Reverse Stock Split to FINRA pursuant to Rule 10b-17 of the Exchange Act, upon which filing the Reverse Stock Split will become effective.

Exchange of Certificates and Effect on Beneficial Holders of Common Stock

Stockholders Who Hold in “Street Name” Upon the effectiveness of the Reverse Stock Split, we intend to treat shares of common stock held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

“Book-Entry” Holders (i.e. Stockholders that are Registered on the Transfer Agent’s Books and Records But Do Not Hold Certificates) Some of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the Company’s transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Stockholders Who Hold Certificated Shares Upon the Reverse Stock Split, our transfer agent American Stock Transfer & Trust Company, Inc., will act as our exchange agent and will act for holders of our common stock in implementing the exchange of their certificates. Commencing on the effective date of a Reverse Stock Split, stockholders holding shares in certificated form will be sent a transmittal letter from the Company’s transfer agent for the common stock. The letter of transmittal will contain instructions on how a stockholder should surrender its certificate(s) representing shares of the common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No fractional shares of common stock will be issued in connection with the Reverse Stock Split and if, as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the number of shares to be received by the stockholder will be rounded up to the next highest number of shares. No New Certificates will be issued to a stockholder until that stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange the stockholder’s Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be canceled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate(s) will be issued with the same restrictive legends that are on the back of the Old Certificate(s). unless that legend is determined no longer effective because of the passage of time.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

New CUSIP Number In connection with the Reverse Stock Split, a new CUSIP will be issued for the new common stock and the CUSIP for the underlying common stock will be suspended. We will obtain a new CUSIP upon submitting notice of stockholder approval of the Reverse Stock Split. Accordingly, your new stock certificates representing the post-reverse stock split shares will bear a new CUSIP.

No Fractional Shares No fractional shares will be issued in connection with the Reverse Stock Split. In the event that the number of shares of post-split common stock for any stockholder includes a fraction, such fractional shares will be rounded up to the whole share. Ownership percentages are not expected to change meaningfully as a result of rounding up fractional shares that result from the exchange. Similarly, no fractional shares will be issued on the exercise of outstanding warrants and options or the conversion of convertible securities, except as otherwise expressly specified in the documents governing such warrants, options, and convertible securities.

No Appraisal Rights Under the Delaware General Business Law, our stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Accounting Matters

The par value of the shares of our common stock is not changing as a result of the implementation of the Reverse Stock Split. Also, the number of outstanding shares of our common stock and the number of shares of our common stock issuable upon exercise or conversion of options, warrants and convertible securities will be reduced by the reverse stock split ratio, taking into account any increase resulting from our rounding up of fractional shares that otherwise would result from the Reverse Stock Split. Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the Reverse Stock Split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Reported net loss per share and book value per share will be increased, however, as a result of the Reverse Stock Split because there will be fewer shares of common stock outstanding. After the effective date of the Certificate of Amendment, all share and per share information in our financial statements will be restated to reflect the Reverse Stock Split for all periods presented in our future filings with the SEC. Total stockholders’ equity will remain meaningfully unchanged.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material U.S. federal income tax consequences of a reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the proposed Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the proposed Reverse Stock Split may vary as to each stockholder, depending upon the state in which such stockholder resides. This summary does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, partnerships and other pass-through entities, broker-dealers, tax-exempt entities, foreign entities and nonresident alien individuals. Further, it does not address the tax consequences of the proposed Reverse Stock Split under any state, local or foreign laws, or under U.S. federal tax law other than income tax law.

This summary is based on the Internal Revenue Code, of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service (“IRS”) and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. We have not and will not request a ruling from the IRS as to the U.S. federal income tax consequences of the proposed Reverse Stock Split. Further, this summary also assumes that the shares of common stock held immediately prior to the effective time of the Reverse Stock Split were, and the new shares received will be, held as a “capital asset,” as defined in the Code (generally, property held for investment). As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

We believe that because the proposed Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in our assets or earnings and profits, the material U.S. federal income tax consequences of the proposed Reverse Stock Split generally would be as follows:

•	The Company will not recognize any gain or loss as a result of the proposed Reverse Stock Split.

•

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares of common stock for post-reverse stock split shares of common stock pursuant to the Reverse Stock Split.

•

A stockholder’s aggregate tax basis in the shares of common stock held immediately after the Reverse Stock Split will be equal to such stockholder’s aggregate tax basis in the common stock immediately prior to the Reverse Stock Split.

•

Each stockholder’s holding period in the common stock the stockholder holds immediately after the Reverse Stock Split will include the stockholder’s holding period in the common stock held immediately prior to the Reverse Stock Split.

Our view regarding the tax consequences of the proposed Reverse Stock Split is not binding on the IRS or the courts.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Potential Anti-Takeover Effect

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any proposal that may be used as an anti-takeover device. Although not a factor in the decision by our Board to effect the Reverse Stock Split, one of the effects of having increased additional shares of our authorized common stock available for issuance may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of then present management. Unless prohibited by the regulations of the NYSE Amex, applicable law or other agreements or restrictions, a sale of shares by us or other transaction in which the number of our outstanding shares would be increased could dilute the interest of a party attempting to obtain control of us. The increase in available authorized common stock may make it more difficult for, prevent or deter a third party from acquiring control of the Company or changing our Board and management, as well as inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company. Other than the Reverse Stock Split (Proposal One), our Board does not currently contemplate recommending the adoption of any other amendment to our Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of the Company.

In addition to the proposed Reverse Stock Split, provisions of our Certificate of Incorporation and By-laws and applicable provisions of the Delaware General Corporation Law may also have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing our Board and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in the Company’s control or in our management.

Undesignated Preferred Stock. Our Certificate of Incorporation currently authorizes issuance of up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Our Board can also fix the number of shares constituting a series of preferred stock, without any further vote or action by the Company’s stockholders. The issuance of undesignated preferred stock with voting, conversion or other rights or preferences, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of (i) delaying or preventing a change in control, (ii) causing the market price of the Company’s common stock to decline or (iii) impairing the voting power and other rights of the holders of the Company’s common stock. By the Certificate of Designations filed with the Secretary of State of the State of Delaware on May 15, 2007, the Company designated 750,000 shares of preferred stock as 10% Senior Redeemable Convertible Preferred Stock, with such designations, rights and preferences as set forth therein, including conversion rights into shares of the Company’s common stock. As of the Record Date, 204,703 shares of such preferred stock were issued and outstanding.

No Cumulative Voting. The Company’s Certificate of Incorporation and By-laws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s Board or for another party to obtain control of the Company by replacing our Board.

Section 203 of the General Corporation Law of the State of Delaware. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the time the person became an interested stockholder unless:

•

prior to the time the person became an interested stockholder, the board of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned a least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding stock owned by the interested stockholder) those (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to such plan will be tendered in a tender or exchange offer; or

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at or subsequent to the time the person became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of the Company’s stockholders to approve a transaction that they may deem to be in their interests. Under Section 203, a “business combination” generally includes a merger, asset or stock sale, or other similar transaction with an interested stockholder, and an “interested stockholder” is generally a person who, together with it affiliates and associates, owns or, in the case of affiliates or associates of the corporation, owned 15% or more of a corporation’s outstanding voting securities within three years prior to the determination of interested stockholder status.

Text of the Amendment

The proposed amendment provides that the following paragraph be inserted as a new second paragraph to Article Fourth of the Certificate of Incorporation:

“Upon the filing and effectiveness (the “Effective Time’) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the corporation’s Amended and Restated Certificate of Incorporation, each five (5) shares of the corporation’s common stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the corporation’s common stock, automatically and without any further action by the corporation or the respective holders thereof; provided, however, that fractional shares resulting therefrom shall be rounded up to the nearest whole share. This Certificate of Amendment will not affect the number or the par value of authorized shares of the corporation’s common stock. Each certificate that immediately prior to the Effective Time represented shares of the corporation’s common stock (“Old Certificates”) shall thereafter represent that number of shares of the corporation’s common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.”

PROPOSAL TWO

AMENDMENT TO THE

DUNE ENERGY, INC. 2007 STOCK INCENTIVE PLAN

General

We are requesting that our stockholders vote in favor of approving the amendment to the Dune Energy, Inc. 2007 Stock Incentive Plan, referred to as the “2007 Plan” in this proxy statement. The sole purpose of the proposed amendment is to increase the number of shares of common stock that may be issued under the 2007 Plan to certain employees and non-employee directors, from 7 million shares to 16 million shares. The 2007 Plan was originally approved by our stockholders on May 21, 2007 and the proposed amendment was approved by our Board on October 1, 2009. The rules of the NYSE Amex LLC governing the NYSE Amex, on which exchange our common stock is listed under the symbol “DNE,” require a listed company to obtain stockholder approval prior to making a “material amendment” to a stock option or equity compensation plan.

Our Board believes that stock options and the other stock-based incentives offered under the 2007 Plan play an important role in retaining the services of outstanding personnel and in encouraging such personnel, together with existing employees, to have a greater financial investment in the Company. The amendment to the 2007 Plan is being proposed because (i) of the initial 7.0 million shares of common stock reserved for issuance under the 2007 Plan, only 393,554 shares remain available for Awards granted thereunder and (ii) our compensation committee and our Board believe that this increase will provide needed flexibility to award incentives to our employees that contribute to the Company’s continued success, provide our employees with a proprietary ownership interest in the Company, maintain competitive compensation levels, attract and retain talented employees, provide incentives for continued service and, thereby, promote our long-term growth and profitability by aligning the interests of our employees with stockholders.

The proposed amendment to the 2007 Plan will make available stock options, stock appreciation rights, restricted stock, and incentive stock awards to our management and employees. As of the Record Date, an aggregate of 6,606,446 shares of common stock under the 2007 Plan had been issued or were reserved for issuance upon outstanding awards. All our employees are eligible to receive awards and grants under the 2007 Plan. A summary of the essential features of the 2007 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2007 Plan, a copy of which was included as Exhibit B to our Information Statement on Schedule 14C filed with the SEC on November 20, 2007.

If the Reverse Stock Split (Proposal One) is approved by our stockholders, the number of shares reserved for issuance under the 2007 Plan would be proportionately reduced.

Votes Required

The affirmative vote of the majority of the shares present in person or represented by proxy at the Special Meeting and voting on the proposal is required for the ratification and approval of the amendment of the 2007 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE 2007 PLAN.

Material Terms

General Information

Administration of the 2007 Plan. The 2007 Plan is administered by the Compensation Committee appointed by our Board (the “Committee”), which Committee shall be comprised of two or more “outside directors” as described in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain limitations in the 2007 Plan, the Committee establishes the terms and conditions of awards granted under the 2007 Plan, interprets the 2007 Plan and all awards under the 2007 Plan, and administers the 2007 Plan. Members of the Board who presently serve on the Committee are Richard M. Cohen (Chairman), Alan D. Bell and William E. Greenwood.

Benefits under the 2007 Plan. As defined under the 2007 Plan, the Committee may grant any one or a combination of Incentive Options (within meaning of the Code), Non-Qualified Stock Options, Restricted Stock, Stock Appreciation Rights and Phantom Stock Awards, as well as Purchased Stock, Bonus Stock and other Performance Awards (collectively, “Awards”).

Eligible Participants under the 2007 Plan. Except for Incentive Options which may only be granted to Employees of the Company, Awards under the 2007 Plan may be granted to Employees and Non-Employee Directors of the Company (as such terms are defined in the 2007 Plan) who are designated by the Committee. No employee may receive Awards under this 2007 Plan in any given year which, singly or in the aggregate, cover more than 500,000 shares of the Company’s common stock.

Shares Available under the 2007 Plan. The aggregate number of shares of common stock that may be issued or transferred to grantees under the 2007 Plan currently shall not exceed seven million (7,000,000) shares. After giving effect to, and subject to, the approval by our stockholders of the proposed amendment to the 2007 Plan as contemplated by this Proxy Statement, the aggregate number of shares of common stock that may be issued or transferred to grantees under the 2007 Plan shall not exceed sixteen million (16,000,000) shares (or 3.2 million shares if the Reverse Stock Split becomes effective). If there is a stock split, stock dividend or other relevant change affecting the Company’s shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding Awards made before such event. If shares under an Award are not issued or transferred, those shares would again be available for inclusion in future Award grants.

Awards Under the 2007 Plan

Stock Options. The Committee may grant options qualifying as incentive stock options under the Code and nonqualified stock options. The term of an option shall be fixed by the Committee, but shall not exceed ten years. In the case of death of the holder of the option or upon the termination, removal or resignation of the option holder for any reason other than for cause within one year of the occurrence of a Change of Control (as that term is defined in the 2007 Plan), an option may be extended for up to 12 months depending on the circumstances. The option price shall not be less than the fair market value of the common stock on the date of grant. In the case of an award of Incentive Options to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation as those terms are defined in the Code, the option price shall not be less than 110% of the fair market value of the common stock on the date of grant and the option term shall not exceed five years from date of grant. Payment of the option price may be by cash or, with the consent of the Committee, by tender of shares of common stock having an equivalent fair market value or delivery of shares of common stock for which the option is being exercised to a broker for sale on behalf of the option holder. With respect to Incentive Options, the aggregate fair market value of shares of common stock for which one or more options granted may for the first time become exercisable during any calendar year shall not exceed $100,000.

Restricted Stock. The Committee may also award shares of Restricted Stock. The shares will be issued as restricted stock within the meaning of Rule 144 of the Securities Act of 1933, as amended. Such grant would set forth the terms and conditions of the award, including the imposition of a vesting schedule during which the grantee must remain in the employ of the Company in order to retain the shares under grant. If the grantee’s employment terminates during the period, the grant would terminate and the grantee would be required to return any unvested shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. Unless an Award specifically provides otherwise, any shares not otherwise vested shall vest upon the death, disability, termination, removal or resignation of the grantee for any reason other than for cause within one year of the occurrence of a Change of Control (as that term is defined in the 2007 Plan). The grantee can not dispose of the shares prior to the expiration of forfeiture restrictions set forth in the grant. During this period, however, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

Stock Appreciation Rights and Phantom Stock Awards. The Committee may grant stock appreciation rights (“SARs”), either singly or in combination with an underlying stock option under the 2007 Plan, and Phantom Stock Awards. SARs entitle the recipient to receive, upon exercise, the excess of the fair market value per share on the date of exercise over the grant price as determined by the Committee, subject to a specified cap amount, and are designed to give the grantee the same economic value that would have been derived from exercise of an option. Phantom Stock Awards are rights granted to recipient to receive cash or common stock equal to the fair market value of a specified number of shares of common stock at the end of a specified deferral period. The term of a SAR or Phantom Stock Award shall be fixed by the Committee. Payment under SARs and Phantom Stock Awards may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

Bonus Stock and Performance Awards. The Committee may grant Bonus Stock in consideration of services performed or Performance Awards, under which payment may be made in shares of the common stock, a combination of shares and cash or cash if the performance of the Company or any subsidiary or affiliate of the Company selected by the Committee meets certain goals established by the Committee and approved by our Board during an award period. Subject to the approval of our Board, the Committee would determine the goals, the length of an award period (not less than one year and not more than ten years), the maximum payment value of a Performance Award (not to exceed $1,000,000 to any employee in any one year) and the minimum performance required before a payment would be made. In order to receive payment, a grantee must remain in the employ of the Company until the completion of, and settlement under, the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

Other Stock or Performance-Based Awards. The Committee also may grant shares of common stock or performance based Awards on the terms and conditions it determines in its discretion, as well as other rights not an Award otherwise described in the 2007 Plan but is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of common stock or cash as are deemed by the Committee to be consistent with the purposes of the 2007 Plan. Such other stock or performance-based Awards may be in addition to, or in lieu of, cash or other compensation due the grantee.

Purchased Stock. The Committee may sell shares of common stock on such terms and conditions it determines.

Other Information

The Board intends to effect the proposed amendment to the 2007 Plan as soon as practicable after the Special Meeting in the event that the requisite number of votes or proxies in favor thereof are received from the Company’s stockholders at the Special Meeting. The 2007 Plan terminates in December 2017, unless terminated earlier by our Board or extended by our Board with the approval of the stockholders.

Our Board may amend, suspend or terminate the 2007 Plan at any time, but such amendment, suspension or termination shall not adversely affect any Award then outstanding without the participant’s consent. Any amendment that would constitute a “material amendment” of the 2007 Plan (as that term is used in the rules of the NYSE Amex) shall be subject to stockholder approval. Likewise, if the Exchange Act requires us to obtain stockholder approval, then such approval will be sought.

Unless approved by stockholders or as specifically otherwise required by the 2007 Plan (for example, in the case of a stock split), no adjustments or reduction of the exercise price of any outstanding incentive may be made in the event of a decline in stock price, either by reducing the exercise price of outstanding incentives or by cancelling outstanding incentives in connection with re-granting incentives at a lower price to the same individual.

Awards may be exercised only by the Employee or Non-Employee Director to whom they are granted and are generally not assignable or transferable except for limited circumstances upon a grantee’s death, or pursuant to rules that may be adopted by the Committee. The Committee may establish rules and procedures to permit a grantee to defer recognition of income or gain for incentives under the 2007 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences of certain awards under the 2007 Plan as normally operated and does not purport to be a complete discussion of all of the possible federal income tax consequences of awards made under the 2007 Plan and is included for general information only. It is not intended to provide or supplement tax advice to eligible employees and does not address the tax consequences to employees that are subject to special tax rules. Further, it does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes.

This summary is based on the Code, the Treasury Regulations promulgated thereunder, published statements by the IRS and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. We have not and will not request a ruling from the IRS as to the U.S. federal income tax consequences of awards under the 2007 Plan.

Incentive Stock Options. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option. However, the excess of the fair market value of the shares on the date of exercise over the exercise price generally must be included in the optionee’s alternative minimum taxable income for the year in which the exercise occurs.

The federal income tax consequences to the optionee from the sale of shares acquired from the exercise of an incentive stock option are complex. If the optionee realizes a gain on the sale, the character of the gain depends on both the length of time from the date of grant of the incentive stock option to the date of sale and the length of time from the date of exercise of the incentive stock option to the date of sale. If the optionee holds the shares acquired pursuant to the exercise of an incentive stock option for the two-year period beginning on the date that the option was granted and the one-year period beginning on the date that the option was exercised (collectively, the “holding period”), any appreciation of the shares above the exercise price should constitute capital gain and the employer would not be entitled to any deduction for federal income tax purposes in connection with the exercise of the option or the disposition of the option shares. On the other hand, if an optionee disposes of shares acquired pursuant to the exercise of an incentive stock option before the end of the holding period (a “disqualifying disposition”), the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In that event, and subject to the application of Section 162(m) of the Code as discussed below, the employer may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares. Finally, if the price received by the optionee in a disqualifying disposition is less than the fair market value of the stock on the exercise date and the disposition is a transaction in which a loss, if sustained, would otherwise be recognized, then the amount of ordinary income the optionee would recognize is the excess, if any, of the amount realized on the sale over the adjusted basis of the shares.

Non-Statutory Stock Options and Stock Appreciation Rights (SARs). As a general rule, no federal income tax is imposed on the holder upon the grant of a non-statutory stock option or SAR, and the employer is not entitled to a tax deduction by reason of the grant. Generally, upon the exercise of a non-statutory stock option, the holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. In the case of the exercise of a SAR, the holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received and the fair market value of any shares distributed to the holder. Upon the exercise of a non-statutory stock option or a SAR, and subject to the application of Section 162(m) of the Code as discussed below, the employer may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the holder assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a SAR, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of a non-statutory stock option or a SAR are transferred to the holder subject to restrictions, then the taxable income realized by the holder, unless the holder elects otherwise, and the employer’s tax deduction (assuming any federal income tax reporting requirements are satisfied) would be deferred and measured with reference to the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the 1934 Act is such a restriction during the period prescribed thereby if the exercise and any subsequent disposition could result in liability under Section 16(b).

Purchased Stock and Phantom Stock Awards. If Purchased Stock is sold to the grantee for less than its fair market value, the grantee would recognize ordinary income upon receipt of the shares based on such discount. If in the form of a Phantom Stock Award, they generally would be taxable as ordinary income equal to the aggregate of their fair market value when convertible to cash or shares that are not subject to a substantial risk of forfeiture. In all events, the Company would be entitled to a deduction for the amount included in the grantee’s income.

Restricted Stock Awards. The holder of a restricted stock award will not realize taxable income at the time of grant, and the employer will not be entitled to a deduction at that time, assuming that the restrictions applicable to the shares constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture related to the shares lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares at such time, and, subject to Section 162(m) of the Code, the employer will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to restricted stock paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m) of the Code, be deductible as such by the employer. Notwithstanding the foregoing, the holder of restricted stock may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock based on the fair market value of the shares on the date of the grant, in which case (i) subject to Section 162(m) of the Code, the employer will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the holder during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the employer as compensation, and (iii) there will be no further federal income tax consequences when the risk of forfeiture lapses. An 83(b) election must be made not later than 30 days after the grant of the restricted stock and is generally irrevocable.

Incentive Stock Awards. In general, a participant who receives an incentive stock award will be taxed on the fair market value of the shares on the date the shares are issued to the individual. The employer will be entitled to a deduction for a corresponding amount.

Additional Tax Consequences. Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as “performance-based” compensation under Section 162(m)(4)(C) of the Code are exempt from the cap and do not count toward the $1 million limit. Generally, options and SARs granted with an exercise price at least equal to the fair market value of the shares on the date of grant will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms. Also, Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. It is intended that awards made under the 2007 Plan be structured to be exempt from or compliant with Section 409A of the Code.

To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this proxy statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

Text of the Amendment

To effect the increase in the aggregate number of shares of our common stock (including shares underlying options and stock appreciation rights) that may be issued under the 2007 Plan, it is proposed that the first sentence in Section 1.3 of the 2007 Plan be deleted in its entirety and replaced with the following:

“The aggregate number of shares of common stock that may be issued under the Plan shall not exceed sixteen million (16,000,000) shares of common stock (subject to adjustment as described below).”

Specific Award Grants

Employees or Non-Employee Directors who will participate in the 2007 Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Except as otherwise provided below with respect to awards of Restricted Stock granted by the Committee as of the Record Date, no other determinations have yet been made and it is not possible to state the terms of any individual options which may be issued under the 2007 Plan or the names or positions of, or respective amounts of the allotment to, any individuals who may participate.

At the Record Date, an aggregate of 6,606,446 shares of Restricted Stock has been awarded under the 2007 Plan as follows:

2007 Stock Incentive Plan

Name and Position	Dollar Value ($)(1)	Shares of Restricted Stock(2)
Alan D. Gaines, Chairman	$43,960	314,000
James A. Watt, Chief Executive Officer	218,960	1,564,000
Frank T. Smith, Jr., Senior Vice President and Chief Financial Officer	171,360	1,224,000
Hal L. Bettis, Executive Vice-President and Chief Operating Officer	20,860	149,000
Steven J. Craig, Senior Vice President of Administration	20,160	144,000
Amiel David, Senior Advisor to Board	35,980	257,000
Alan D. Bell, Director	7,700	55,000
William E. Greenwood, Director	7,700	55,000
Richard M. Cohen, Director	7,700	55,000
Steven M. Sisselman, Director	7,700	55,000
Seven Barrenechea, Director	7,700	55,000
Executive Group (5 persons)	$371,280	2,652,000
Non-Executive Director Group (5 persons)	38,500	275,000
Non-Executive Officer Employee Group	515,122	3,679,446

(1)	Calculated using a market value of $0.14 per share, based upon the closing sales price of the common stock as reported on NYSE Amex on the Record Date.
(2)

Except with respect to the 257,000 shares awarded A. David that vested in one year, the Restricted Stock awards vest with respect to one-third of the Restricted Stock on each of the first, second and third year anniversaries of the grant date of the Award. All Restricted Stock may be voted upon by the recipient thereof as of the date of grant.

On October 1, 2009, the Compensation Committee recommended and the Board approved, Awards to certain of the Company’s employees and non-employee directors with respect to 2,745,000 additional shares of Restricted Stock pursuant to the 2007 Plan. The issuance of such Awards is subject to the approval by our stockholders of the proposed amendment to the 2007 Plan seeking to increase to 16.0 million that number of shares of common stock available under the 2007 Plan, as contemplated by Proposal Two of this proxy statement. If Proposal Two is adopted by the requisite vote at the Special Meeting, the Board intends as soon as practicable thereafter to amend the 2007 Plan accordingly and grant such Awards.

COMPENSATION INFORMATION

CONCERNING EXECUTIVE OFFICERS AND DIRECTORS

Certain of our executive officers and directors are eligible to participate in the 2007 Plan as employees and non-employee Directors under the Plan. A discussion of the compensation received by our executive officers and directors is set forth below.

Executive Officer Compensation

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2008, December 31, 2007 and December 31, 2006. All amounts shown below are in dollars.

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)		Stock Award(s) ($) (e)		Option Award(s) ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)			Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
Alan Gaines, Chairman of the Board	2008 2007 2006	$537,500 488,248 434,987		$110,000 512,000 —	(3) (4)	$2,078,658 3,057,917 —	(5)(6) (5)	$	— 149,292 447,876	$	— 250,000 —	(7)	$	— — —	$15,500 15,500 —	(8) (8)	$2,741,658 4,472,957 882,863

James Watt, President and Chief Executive Officer(1)	2008 2007	537,500 353,173		110,000 512,000	(3) (4)	2,078,658 1,267,917	(5)(6) (5)		— —		— —			— —	15,500 80,851	(8) (9)	2,741,658 2,213,941

Amiel David, Senior Advisor to the Board	2008 2007 2006	437,500 379,440 317,493		— 409,600 —	(4)	231,580 1,790,000 —	(5)(6) (5)		— 314,988 298,584		— 150,000 —	(7)		— — —	13,125 15,500 —	(8) (8)	682,205 3,059,528 616,077

Frank Smith, Senior Vice President and Chief Financial Officer(1)	2008 2007	266,125 151,686		95,000 115,200	(3)	105,763 78,293	(5)		— —		— —			— —	15,500 125,518	(8) (10)	482,388 470,696

Hal Bettis, Executive Vice President and Chief Operating Officer	2008 2007	272,608 131,250	(2)	95,000 161,280	(3)	90,513 3,073	(5)		— —		— —			— —	17,900 17,900	(11) (11)	476,021 313,503

(1)	Commenced employment on April 17, 2007.
(2)

Mr. Hal Bettis was employed by the Company following the acquisition of Goldking. The salary reported represents salary earned as an employee of the Company and does not include salary earned as an employee of Goldking.

(3)	Represents bonus awards earned in 2008, but paid out in 2009.
(4)

Fifty percent (50%) of the bonus amounts awarded to Mr. Gaines, Mr. Watt and Mr. David were paid in shares of restricted stock, instead of cash, in an amount equal to 125% of the value of the cash bonus divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested on March 14, 2009.

(5)

With respect to the 3,000,000 shares of restricted stock granted to Mr. Watt and Mr. Gaines and the 1,000,000 shares of restricted stock granted to Mr. David on April 17, 2007, these shares (“Subject Shares”) are subject to the Company’s right of first refusal to repurchase the Subject Shares. Should the Company elect to exercise its repurchase option, the executives will be entitled to payment in the amount of: (a) the price per Subject Share offered by a third party; minus (b) $1.79 per Subject Share.

The stock award compensation amount for 2008 was calculated based on the fair value of the award as of the date of each grant. However, the economic value that would be realized by the Named Executive Officers upon the sale of these shares is far less than the stock award compensation amount shown above. The following chart details the economic value of all equity awards (both vested and unvested) calculated using the closing stock price of $0.18 on December 31, 2008 and assumes that the Company will exercise its repurchase right with respect to the Subject Shares.

Executive	All Shares (Vested and Unvested)	Economic Value at 12/31/08
Gaines	3,502,235	$90,402
Watt	3,502,235	90,402
David	1,407,588	73,366
Smith	299,000	53,820
Bettis	274,000	49,320
(6)	This value includes the FAS 123R expense attributable to the shares of restricted stock granted in lieu of cash with respect to the bonus for 2008. See also footnote 4.
(7)	Represents bonus paid related to closing of Goldking acquisition pursuant to terms of employment agreements effective as of April 17, 2007.
(8)	Represents matching contributions allocated to the executive’s accounts under the 401(k) Plan.
(9)	Represents $65,351 in relocation expenses paid pursuant to employment agreement and $15,500 in matching contributions allocated to Mr. Watt’s account under the 401(k) Plan.
(10)

$36,455 represents relocation expenses paid pursuant to employment agreement; $75,000 represents consideration paid in exchange for termination of employment agreement; and $14,063 represents matching contributions allocated to Mr. Smith’s account in the 401(k) Plan.

(11)	Represents matching contributions allocated to Mr. Bettis’ account in the 401(k) Plan in the amount of $15,500 and $2,400 for a car allowance.

GRANTS OF PLAN BASED AWARDS

The Grants of Plan Based Awards Table discloses the total number of equity and non-equity incentive based plan awards actually granted in 2008. The Grants of Plan Based Awards Table should be read in conjunction with the Summary Compensation Table. The Summary Compensation Table reflects the portion of each equity award recognized for financial statement reporting purposes during 2008. The value of the equity award granted during 2008 is shown at the grant date fair value of the award determined pursuant to FAS 123R.

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)		All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise of Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
			Threshold ($) (c)	Target ($) (d)	Maxi- mum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maxi- mum (#) (h)
Alan Gaines	3/14/2008	(1)	$—	$—	$—	—	—	—	188,235	(1)	—	$—	$320,000	(2)
	8/1/2008								314,000				254,340	(3)

James Watt	3/14/2008	(1)	—	—	—	—	—	—	188,235	(1)	—	—	320,000	(2)
	8/1/2008								314,000				254,340	(3)

Amiel David	3/14/2008	(1)	—	—	—	—	—	—	150,588	(1)	—	—	256,000	(2)
	8/1/2008								257,000				208,170	(3)

Frank Smith	8/1/2008								149,000				120,690	(3)

Hal Bettis	8/1/2008								149,000				120,690	(3)

(1)	The shares of restricted stock granted on March 14, 2008 represent the 2007 annual bonus shares. Fifty percent (50%) of the bonus amounts awarded to Mr. Gaines, Mr. Watt and Mr. David for 2007 were paid in shares of restricted stock, instead of cash, in an amount equal to 125% of the value of the cash bonus divided by the closing market price ($1.70) of the Company’s common stock on the day immediately preceding payment of all bonuses to employees. The shares of restricted stock vested on March 14, 2009.
(2)	Represents the fair value of the shares granted at a per share fair value of $1.70 on the grant date.
(3)	Represents the fair value of the shares granted at a per share fair value of $0.81 on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The Outstanding Equity Awards at Fiscal Year End Table reflects each Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2008 on an individual award basis.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Alan Gaines	625,000	—	—	$2.44	5/11/2010	1,502,235	$270,402	(1)	—	$—

James Watt	—	—	—	—	—	2,502,235	450,402	(1)	—	—

Amiel David	250,000 500,000 200,000	— — —	— — —	1.25 2.44 1.94	2/14/2010 5/11/2010 1/12/2012	407,588 — —	73,366 — —		— — —	— — —

Frank Smith	—	—	—	—	—	224,000	40,320	(1)	—	—

Hal Bettis	—	—	—	—	—	232,334	41,820	(1)	—	—

(1)	The fair market value of Dune Energy stock on December 31, 2008 was $0.18 per share.

OPTION EXERCISES AND STOCK VESTED

The Option Exercises and Stock Vested Table reflects the stock options actually exercised by, and shares of stock that vested for, each of the Named Executive Officers during 2008.

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired On Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Alan Gaines	—	$—	1,000,000	$1,580,000	(2)
James Watt	—	—	1,000,000	1,580,000	(2)
Amiel David	—	—	—	—
Frank Smith	—	—	25,000	39,500	(2)
	—	—	25,000	7,250	(3)
Hal Bettis	—	—	41,666	12,083	(3)

(1)	No options were exercised by the Named Executive Officers in 2008.
(2)	The fair market value on April 17, 2008 was $1.58 per share.
(3)	The fair market value on December 17, 2008 was $0.29 per share.

EMPLOYMENT AGREEMENTS

Effective October 1, 2009, after thoughtful consideration by our Compensation Committee and in consultation with an outside independent compensation advisor engaged by us to assist with this process the Company entered into new employment agreements with the Chief Executive Officer and Chief Financial Officer. During 2008, the Company also amended and restated its employment agreements with its Chairman of the Board and Senior Advisor to the Board of the Company incorporating changes necessary to ensure that such employment agreements were in compliance with Code section 409A. No additional entitlements were granted to the executives in the amended agreements.

All of the employment agreements have termination trigger events that provide for the payment of severance to the executive officer upon certain termination events. The Company has included these post-termination trigger events in the employment agreements to provide a safe harbor so that the executive officer can provide services to the Company without being focused on the risk of losing employment with the Company. Additionally, we maintain a separate severance plan for the Named Executive Officers who do not have an employment agreement with the Company. With respect to those Named Executive Officers who have an employment agreement in effect, severance benefits are limited to those as set forth in the respective employment agreements.

Set forth below are the general terms and conditions of each of the employment agreements. Each executive has the right to voluntarily terminate his/her employment at any time.

James A. Watt — President and Chief Executive Officer

Mr. Watt entered into a new employment agreement effective October 1, 2009 with respect to his continued engagement as our President and Chief Executive Officer. The Company also entered into restricted stock agreement with Mr. Watt, pursuant to which we have agreed to issue up to an aggregate of 1,250,000 shares of our common stock, subject to certain vesting requirements set forth therein.

The initial term of Mr. Watt’s employment under the employment agreement is three (3) years, unless earlier terminated by us or the executive officer by reason of disability, for cause, for “good reason,” change of control or otherwise.

Under the agreement, Mr. Watt will receive a annual base salary of $550,000, subject to adjustment by our Board in its sole discretion. In addition to his base salary, Mr. Watt is eligible for a targeted annual bonus equal to 100% of his then applicable base salary, as determined by our Board, based upon the following performance criteria, as measured from January 1 through December 31 of each bonus year: (1) growth in proved reserves (“Proved Reserves”) as that term is used by the Society of Petroleum Engineers and the World Petroleum Council in their March 1997 Petroleum Reserves Definitions; (2) increase in annual production volumes; (3) finding and development costs; and (4) achievement of individual goals for Mr. Watt as established by the Board. The actual bonus may be less than or more than the target bonus based upon the assessment by the Board, in its sole and absolute discretion, of Mr. Watt’s performance against such criteria. Notwithstanding the foregoing, in no event shall the bonus awarded in any year exceed 200% of Mr. Watt’s then applicable base salary.

We have agreed to reimburse both Mr. Watt for all reasonable out of pocket expenses incurred by him in furtherance of Company business. Consistent with our prior agreements with Mr. Watt, we have also agreed to reimburse him for all expenses he incurs in connection with his relocation from Dallas to Houston including, without limitation, any commission due upon the sale of his residence in Dallas. This obligation to reimburse Mr. Watt for his relocation expenses shall remain in effect for a period of five (5) years following the term of his employment agreement.

Upon termination of Mr. Watt without “cause”, upon his resignation for “good reason”, or upon his termination following a “change of control”, each as defined in the employment agreement and set forth below, Mr. Watt will be entitled to receive from us a severance payment equal to two and ninety nine one-hundredths times (2.99X) his then current base salary plus his then targeted annual bonus. He shall also be entitled to any unpaid bonus from the preceding year of employment. As further set forth below, upon a termination without cause or upon a resignation for good reason, all time vesting restricted shares held by Mr. Watt shall immediately vest. Upon a termination following a change of control, both time vesting and performance vesting restricted shares held by him will immediately vest.

As used in the employment agreement, “good reason” means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Watt (provided he gives the Company such notice no later than ninety (90) days after becoming aware of such failure or condition):

(1)	The failure of the Company to continue Mr. Watt in the position of President and Chief Executive Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Watt’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Watt of any duties inconsistent with Mr. Watt’s position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Watt may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Watt the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Watt relocate his residence outside the State of Texas.

“Change of Control” shall mean:

(1)	Change in the ownership of the Company — the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; or

(2)	Change in the effective control of the Company —

the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or

(3)	Change in the ownership of a substantial portion of the Company’s assets — the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions.

To the extent that (i) any severance payment occurs in connection with a termination without cause, resignation for good reason or upon a change of control, (ii) vesting under his Restricted Stock Agreement, or (iii) the payment of any other benefit within the meaning of Section 280G of the Code, under any other agreement (collectively, “Payments”) would result in any taxes being imposed under Section 4999 of the Code (the “Excise Tax”) against Mr. Watt, then we have agreed to pay (the “Gross-Up Payment”) to Mr. Watt a payment in an amount equal to such Excise Tax, plus an amount as shall be required to hold him harmless from any tax liability relating to the payment of such Gross-Up Payment. We have also agreed to make a Gross-Up-Payment to Mr. Watt with respect to any taxes that may be imposed on him by virtue of us agreeing to reimburse him for his relocation expenses.

Mr. Watt has agreed that, during the term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any one (1) mile radius from any property that we then have an ownership, leasehold or participation interest. He is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Pursuant to the Mr. Watt’s October 1, 2009 restricted stock agreement and in accordance with the 2007 Plan, on October 1, 2009 we granted the following restricted stock awards to Mr. Watt: (i) 837,500 shares of our common stock, or time-vesting shares, which vest equally as to one-third of the shares over a three year period commencing on the first year anniversary thereof and (ii) 412,500 shares of our common stock, or performance-vesting shares, which vest in accordance with certain performance criteria.

Of the performance vesting shares granted to Mr. Watt, two-thirds of that amount (or 275,000 shares) will only vest if at the end of the period beginning on October 1, 2009 and ending on September 30, 2012 (the “Performance Period”), our Proved Reserves exceed 179 bcfe. If such target is not achieved, none of these shares shall vest. The remaining performance vesting shares granted to Mr. Watt (or 137,500 shares) will only vest if at the end of the Performance Period, our Total Stock Return (as defined in the restricted stock agreement) exceeds the 50th percentile of an identified group of our peers. If such target is not achieved, none of these shares shall vest.

Under a prior restricted stock agreement dated as of April 17, 2007, Mr. Watt received a grant of 3,000,000 shares of restricted stock, which restricted shares vest ratably over three years from the date of such grant.

Frank T. Smith — Senior Vice President and Chief Financial Officer

Mr. Smith entered into a new employment agreement effective October 1, 2009 with respect to his employment as our Senior Vice President and Chief Financial Officer. We also entered into a restricted stock agreement with Mr. Smith, pursuant to which we have agreed to issue up to an aggregate of 1,000,000 shares of our common stock, subject to certain vesting requirements set forth therein.

The initial term of Mr. Smith’s employment under the employment agreement is three (3) years, unless earlier terminated by us or the executive officer by reason of disability, for cause, for “good reason,” change of control or otherwise.

Under the agreement, Mr. Smith will receive a annual base salary of $268,000, subject to adjustment by our Board in its sold discretion. In addition to his base salary, Mr. Smith is eligible for a targeted annual bonus equal to 60% of his then applicable base salary, as determined by our Board, based upon the following performance criteria, as measured from January 1 through December 31 of each bonus year: (1) growth in Proved Reserves as that term is used by the Society of Petroleum Engineers and the World Petroleum Council in their March 1997 Petroleum Reserves Definitions; (2) increase in annual production volumes; (3) finding and development costs; and (4) achievement of individual goals for Mr. Smith as established by the Board. The actual bonus may be less than or more than the target bonus based upon the assessment by the Board, in its sole and absolute discretion, of Mr. Smith’s performance against such criteria. Notwithstanding the foregoing, in no event shall the bonus awarded in any year exceed 120% of Mr. Smith’s then applicable base salary.

We have agreed to reimburse Mr. Smith for all reasonable out of pocket expenses incurred by him in furtherance of Company business.

Upon termination of Mr. Smith without “cause” or upon his resignation for “good reason”, Mr. Smith will be entitled to receive from us a severance payment equal his then current base salary plus his then targeted annual bonus. Upon termination or Mr. Smith following a “Change of Control”, Mr. Smith will be entitled to receive from us a severance payment equal to two times (2X) his then current base salary plus his then targeted annual bonus. Mr. Smith shall also be entitled to any unpaid bonus from the preceding year of employment. As further set forth below, upon a termination without cause or upon a resignation for good reason, all time-vesting restricted shares held by Mr. Smith shall immediately vest. Upon a termination following a change of control, both time-vesting and performance vesting restricted shares held by him will immediately vest.

Good Reason means any of the following which remain uncured after thirty (30) days prior written notice is received by the Company from Mr. Smith (provided he gives the Company such notice no later than ninety (90) days after becoming aware of such failure or condition):

(1)	The failure of the Company to continue Mr. Smith in the position of Senior Vice President and Chief Financial Officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Smith’s responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Smith of any duties inconsistent with his position as the senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Smith may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Smith the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Smith relocate his residence outside the State of Texas.

To the extent that (i) any severance payment occurs in connection with a termination without cause, resignation for good reason or upon a change of control, (ii) vesting under his restricted stock agreement, or (iii) the Payments would result in any Excise Taxes being imposed against Mr. Smith, then we have agreed to pay Mr. Smith a Gross-Up Payment, plus an amount as shall be required to hold him harmless from any tax liability relating to the payment of such Gross-Up Payment.

Mr. Smith has agreed that, during the term of his employment and for a one-year period after his termination (other than termination by him for good reason or by us without cause), not to engage, directly or indirectly, as an owner, employee, consultant or otherwise, in any business engaged in the exploration, drilling or production of natural gas or oil within any one (1) mile radius from any property that we then have an ownership, leasehold or participation interest. Mr. Smith is further prohibited during the above time period from soliciting or inducing, directly or indirectly, any of our then-current employees or customers, or any customers of ours during the one year preceding the termination of his employment.

Pursuant to the Mr. Smith’s October 1, 2009 restricted stock agreement and in accordance with the 2007 Plan, we have granted the following restricted stock awards to Mr. Smith: (i) 670,000 shares of common stock, or time-vesting shares, which vest equally as to one-third of the shares over a three year period commencing on the first year anniversary thereof and (ii) 330,000 shares of our common stock, or performance vesting shares,, which vest in accordance with certain performance criteria.

Of the performance vesting shares granted to Mr. Smith, two-thirds of that amount (or 220,000 shares) will only vest if at the end of the Performance Period, our Proved Reserves exceed 179 bcfe. If such target is not achieved, none of these shares shall vest. The remaining performance vesting shares granted to Mr. Smith (or

110,000 shares) will only vest if at the end of the Performance Period, our Total Stock Return (as defined in the restricted stock agreement) exceeds the 50th percentile of an identified group of our peers. If such target is not achieved, none of these shares shall vest.

Under a prior restricted stock agreement dated as of April 17, 2007, Mr. Smith received a grant of 75,000 shares of restricted stock, which restricted shares vest ratably over three years from the date of such grant.

Alan Gaines — Chairman of the Board

Mr. Gaines and the Company entered into an employment agreement effective as of April 17, 2007. Mr. Gaines’ agreement was amended and restated effective December 30, 2008 in order to comply with Code section 409A. The initial term of Mr. Gaines’ agreement ends April 17, 2010. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, the Company and Mr. Gaines may agree in writing to extend the agreement for an additional term.

Under the agreement, Mr. Gaines serves as the Chairman of the Board of the Company. Pursuant to the agreement, Mr. Gaines will receive a base salary at the following annual rates: (i) $500,000 for the period beginning on the Commencement Date (April 17, 2007) and ending the date immediately preceding the first anniversary of the Commencement Date; (ii) $550,000 for the second year; and (iii) $600,000 for the third anniversary year. During the term of the agreement, Mr. Gaines is also entitled to earn an annual performance bonus. The amount of the annual bonus is targeted at 100% of his annual base salary, based upon performance criteria established by the Committee. The amount of the actual annual bonus can be less than or more than the target annual bonus, but in no event will it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. Gaines also received a grant of 3,000,000 shares of restricted stock (“Gaines Restricted Shares”). The Gaines Restricted Shares vest one-third on the date of grant, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

Under the agreement, Mr. Gaines is entitled to a cash bonus upon completion of certain acquisitions of the Company. Mr. Gaines is entitled to a cash bonus, in an amount equal to 0.9% of the purchase price paid by the Company for the acquisition of assets or stock.

Mr. Gaines is entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In the event that the Company terminates Mr. Gaines’ employment without cause, Mr. Gaines terminates his employment for Good Reason (as defined below), or upon a termination within twelve (12) months of a change in control, Mr. Gaines will be entitled to severance pay equal to 2.99 times the sum of his then applicable base salary and the target annual bonus amount, payable in six (6) equal monthly installments. Mr. Gaines will also be entitled to payment for any bonus earned in the year preceding termination, but not yet paid, and accrued and unused vacation days during the year of termination. At the date of termination, all of the Gaines Restricted Shares will be immediately vested.

Good Reason means any of the following which remain uncured after twenty (20) days prior written notice is received by the Company from Mr. Gaines:

(1)	The failure of the Company to continue Mr. Gaines in the position of Chairman of the Board (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(2)	Material diminution by the Company of Mr. Gaines’ responsibilities, duties, or authority in comparison with the responsibilities, duties and authority held during the six (6) month period immediately preceding the diminution, or assignment to Mr. Gaines of any duties inconsistent with Mr. Gaines’ position as a senior Executive officer of the Company (or such other senior executive position as may be offered by the Company and which Mr. Gaines may in his sole discretion accept);

(3)	Failure by the Company to pay and provide Mr. Gaines the compensation and benefits provided for in his employment agreement; or

(4)	The requirement that Mr. Gaines relocate his residence outside the State of Connecticut.

Additionally, Mr. Gaines is entitled to receive a Gross-Up payment in the event that he is subject to a Code section 280G excise tax pursuant to a change in control of the Company.

In the event the initial term expires without a prior termination or resignation, the Company will pay Mr. Gaines his base salary and pro rata bonus earned (and unpaid) through the date of the expiration.

Mr. Gaines will also be entitled to payment for any bonus earned in a preceding year, but not yet paid, and any accrued but unused vacation days during the year the expiration occurs.

The Company will not be obligated to pay any severance pay in the event that Mr. Gaines terminates voluntarily or he is terminated for cause.

In the event Mr. Gaines’ employment is terminated, unless such termination is without cause or due to a resignation for Good Reason, Mr. Gaines will be subject to a one (1) year non-compete.

Amiel David — Senior Advisor to the Board

Mr. David’s employment agreement was entered into on April 17, 2007 and was for an initial term of three years. Mr. David’s agreement was amended and restated effective December 30, 2008 in order to comply with Code section 409A. Effective March 20, 2009, Mr. David retired from the Company’s employment. The terms of Mr. David’s employment agreement, as in effect during 2008, and the terms of Mr. David’s retirement are described below.

The agreement was for an initial term of three years. No more than one hundred twenty (120) days or less than sixty (60) days prior to the expiration of the initial term, the Company and Mr. David may agree in writing to extend the agreement for an additional term. If no agreement is reached as to an extension of the agreement, the agreement will terminate at the end of the initial term.

Under the agreement, Mr. David served as the Senior Advisor to the Board of Directors. Pursuant to the agreement, Mr. David was entitled to receive a base salary at the following annual rates: (i) $400,000 for the period beginning on the Commencement Date (April 17, 2007) and ending the date immediately preceding the first anniversary of the Commencement Date; (ii) $450,000 for the second year; and (iii) $500,000 for the third anniversary year. During the term of the agreement, Mr. David was also entitled to earn an annual performance bonus. The amount of the annual bonus was targeted at 100% of his annual base salary, based upon performance criteria established by the Compensation Committee. The amount of the actual annual bonus could be less than or more than the target annual bonus, but in no event would it exceed 200% of the then applicable base salary.

According to the terms of the agreement, Mr. David also received a grant of 1,000,000 shares of restricted stock (“David Restricted Shares”). The David Restricted Shares were vested on the date of grant.

Under the agreement, Mr. David was entitled to a cash bonus upon the completion of certain acquisitions by the Company. Mr. David was entitled to a cash bonus, in an amount equal to 0.6% of the purchase price paid by the Company for the acquisition of assets or stock. No transaction bonuses were paid in 2008.

Mr. David was entitled to medical, disability insurance, life insurance and other similar benefits provided by the Company, subject to the terms and conditions of those programs.

In connection with Mr. David’s retirement effective 20, 2009, the Company agreed to pay Mr. David $537,500 as follows: No later than ten (10) days following Mr. David’s retirement, the Company paid Mr. David a lump sum in the amount of $37,500. Beginning April 15, 2009 and continuing through March 15, 2010, the Company will pay Mr. David $41,667 each month in a lump sum.

The Company also accelerated the vesting with respect to the grant of restricted stock awarded to Mr. David on March 14, 2008 for 150,588 shares. After netting the shares for applicable withholding taxes, Mr. David received 101,422 fully vested shares of Company stock. Additionally, the Company accelerated the vesting with respect to the grant of restricted stock awarded to Mr. David on August 1, 2008 for 257,000 shares of restricted stock. After netting the shares for applicable withholding taxes, Mr. David received 186,038 fully vested shares of Company stock.

Further, with respect to the David Restricted Shares (i.e., the 1,000,000 shares of restricted stock granted to Mr. David on April 17, 2007), which included certain restrictions, the Company agreed to release these restrictions in connection with his retirement. The Company agreed to pay a gross-up for any taxes owed by Mr. David on the David Restricted Shares due to the removal of the restrictions. The shares to which Mr. David became entitled upon his retirement are as follows:

Grant Date	Gross Number of Shares	Net Shares
4/17/2007	1,000,000	N/A
3/14/2008	150,588	101,422
8/1/2008	257,000	186,038

Compensation of Directors

Non-employee members of the Board are entitled to an annual retainer in the amount of $30,000, which is paid quarterly. Each director is also entitled to a fee in the amount of $1,000 per Board meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $10,000, which is paid quarterly and the Chairman of the Compensation Committee receives an additional retainer of $4,000 which is paid quarterly. The Committee members are paid a fee of $750 per meeting attended. Directors and Committee members receive meeting fees only for meetings they attend.

For 2008, the directors could elect to receive Board fees in cash or in shares of Company stock. If an election to receive Company stock was made, such director was entitled to the number of shares equal to 125% of the board fees earned divided by the fair market value of the stock on such date. These shares would vest on the first anniversary of the date of grant. Mr. Cohen and Mr. Barrenechea elected to receive cash. Messrs. Bell, Greenwood and Sisselman elected to receive shares of stock.

Prior to the adoption of the new compensation program for directors, directors were compensated with stock options instead of cash and restricted stock. Beginning in December of 2007, the Company began granting restricted stock to directors.

On August 1, 2008, Mr. Steve Barrenechea, Mr. Steve Sisselman, Mr. Richard Cohen, Mr. Alan Bell, and Mr. William Greenwood were each granted 35,000 shares of restricted stock in consideration of services performed in 2008. These shares vest ratably over three (3) years.

Mr. Alan Gaines and Mr. James Watt serve as directors but are not entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to Directors for the fiscal year ending December 31, 2008. All amounts shown below are in dollars.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)		Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Steve Barrenechea	$40,750	$15,738	(1)	$—	$—	$—	$—	$56,488
Steve Sisselman	—	32,612	(2)	—	—	—	—	32,612
Richard Cohen	42,500	15,738	(1)	—	—	—	—	58,238
Alan Bell	—	38,941	(2)	—	—	—	—	38,941
William Greenwood	—	34,253	(2)	—	—	—	—	34,253

(1)	Represents shares awarded on December 17, 2007 with a fair value of $1.77 per share and shares awarded on August 1, 2008 with a fair value of $1.75 per share. These shares vest ratably over three years.
(2)	Represents shares awarded on December 17, 2007 with a fair value of $1.77 per share, shares awarded on August 1, 2008 with a fair value of $1.75 per share, shares awarded on March 31, 2008 with a fair value of $1.80 per share, shares awarded on June 30, 2008 with a fair value of $1.03 per share, shares awarded on September 30, 2008 with a fair value of $0.72 per share, and shares awarded on December 31, 2008 with a fair value of $0.18 per share. The shares granted on March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 will vest on the one year anniversary of their respective dates of grant.

Compensation Committee

Our Board has established a Compensation Committee which is responsible for setting executive compensation levels, bonus plan participation and target levels and executive and overall compensation policies. The Compensation Committee also reviews and approves executive benefit plans and makes awards under the Company’s equity plans, including the 2007 Plan, and performs such other duties delegated to it by our Board as set forth in its charter. The committee’s membership consists of Richard M. Cohen (Chairman), Alan D. Bell and William E. Greenwood.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, none of our executive officers served on the Board of any entities whose directors or officers served on our Compensation Committee. Except for Richard M. Cohen, a member and Chairman of our Compensation Committee, who serves as Secretary of the Company and also served from December 2003 to April 2005 as our Chief Financial Officer, no current or past officers or employees of the Company serve on our Compensation Committee.

INCORPORATION OF COMPANY INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Proxy Statement, which means that we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. We are incorporating by reference in this Information Statement the documents listed below concerning the financial statements and other information of the Company pursuant to Item 13(b)(2) of Regulation 14A promulgated by the SEC under the Exchange Act:

(a)	Our Quarterly Report for the fiscal quarter ended June 30, 2009 on Form 10-Q filed on August 6, 2009;

(b)	Our Quarterly Report for the fiscal quarter ended March 31, 2009 on Form 10-Q filed on May 6, 2007;

(c)	Our Proxy Statement for the 2009 Annual Meeting on Schedule 14A filed on April 17, 2009; and

(d)	Our Annual Report for the year ended December 31, 2008 on Form 10-K filed on March 5, 2009.

In addition to the foregoing, all documents which we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Proxy Statement and before that date of the Special Meeting, shall be deemed to be incorporated by reference in this Information Statement and to be a part of it from the filing dates of such documents.

Certain statements in and portions of this Proxy Statement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this Proxy Statement may update and replace statements in and portions of this Information Statement or the above listed documents. You should be aware that statements contained in this Proxy Statement concerning the provisions of any documents filed as an exhibit to the Company reports or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this information statement, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Dune Energy, Inc., Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002 (Attn: Frank T. Smith, Jr., Chief Financial Officer), telephone number (713) 229-6300.

For further information about us, you may read and copy the above filings, together with annual and special reports and other information we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090. The SEC maintains a web site (www.sec.gov) that contains the reports, proxy and information statements and other information regarding companies that file electronically with the SEC such as us.

ADDITIONAL INFORMATION

Other Business

We know no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board recommends.

Deadlines for receipt of stockholder proposals

Stockholder proposals that are intended to be included in our Proxy Statement for this Special Meeting pursuant to Proxy Rule 14a-8 must be received by us no later than October 19, 2009 and must otherwise comply with that rule.

By order of the Board of Directors,

Richard M. Cohen

Secretary

October [*], 2009

Exhibit A to Schedule 14A Proxy Statement

[Form of]

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DUNE ENERGY, INC.

IT IS HEREBY CERTIFIED THAT:

FIRST: The name of the corporation is Dune Energy, Inc. (hereinafter called the “Corporation”).

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 20, 1998.

THIRD: Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of stock which the corporation shall have authority to issue is three hundred one million (301,000,000), of which three hundred million (300,000,000) shall be shares of Common Stock and one million (1,000,000) shall be shares of preferred stock. The par value of all of such shares is $0.001 per share.

Upon the filing and effectiveness (the “Effective Time’) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the corporation’s Amended and Restated Certificate of Incorporation, each five (5) shares of the corporation’s common stock issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the corporation’s common stock, automatically and without any further action by the corporation or the respective holders thereof; provided, however, that fractional shares resulting therefrom shall be rounded up to the nearest whole share. This Certificate of Amendment will not affect the number or the par value of authorized shares of the corporation’s common stock. Each certificate that immediately prior to the Effective Time represented shares of the corporation’s common stock (“Old Certificates”) shall thereafter represent that number of shares of the corporation’s common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional share interests as described above.

The Board of Directors of the corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the preferred stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and limitations of each class or other series at any time outstanding. Any chares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.”

FOURTH: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted by this Corporation’s board of directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Amended and Restated Certificate of Incorporation this      day of December, 2009.

By:
Name: James A. Watt
Title: Chief Executive Officer

A-1

DUNE ENERGY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Alan D. Gaines, James A. Watt and Richard M. Cohen, or any of them, as proxy, with full power of substitution, to represent the undersigned at the special meeting of stockholders to be held at the Company’s corporate offices, located at Two Shell Plaza, 777 Walker Street, Suite 2300, Houston, Texas 77002, on Monday, November 30, 2009, at 9:00 a.m. local time., and at any adjournments thereof, and to vote the shares that undersigned would be entitled to vote if personally presented, as indicated on the reverse side.

(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF STOCKHOLDERS OF

DUNE ENERGY, INC.

November 30, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Ratification and Approval of Amendment to Certificate of Incorporation of Dune Energy, Inc., authoring a reverse stock split of the outstanding common stock at a ratio of 1-for-5.

☐ FOR
☐ AGAINST

The shares of common stock represented by this proxy will be voted as directed. However, if no direction is given, the shares of common stock will be voted FOR the ratification and approval of the amendment to the Company’s certificate of incorporation, effecting a reverse stock split of its common stock at a ratio of 1-for-5.

If any other business is properly presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting.

☐ ABSTAIN

2. Ratification and Approval of Amendment to the Dune Energy, Inc. Stock Incentive Plan, or the 2007 Plan, increasing the number of shares of common stock available for issuance under the 2007 Plan to 16.0 million shares

☐ FOR ☐ AGAINST
☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.